UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 8, 2005

American Real Estate Partners, L.P.

(Exact Name of registrant as specified in its charter)

Delaware	1-9516	13-3398766

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 South Bedford Road, Mt. Kisco, NY                 10549

(Address of principal executive offices)                     (Zip Code)

Registrant’s telephone number, including area code: (914) 242-7700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information
Item 2.01 Completion of Acquisition or Disposition of Assets.
      On August 8, 2005, our indirect majority owned subsidiary, WestPoint International, Inc. (“WestPoint International”), consummated the purchase of substantially all the assets of WestPoint Stevens Inc. (“WestPoint Stevens”), a home fashions consumer products company, pursuant to an Asset Purchase Agreement, dated June 23, 2005, by and among WS Textile Co., Inc., New Textile One, Inc., New Textile Two, Inc., Textile Co., Inc., WestPoint Stevens Inc., WestPoint Stevens Inc. I, WestPoint Stevens Stores Inc., and J.P. Stevens Enterprises, Inc. The United States Bankruptcy Court for the Southern District of New York entered an order on July 8, 2005 approving the Asset Purchase Agreement and the sale of the assets pursuant to section 363 of the United States Bankruptcy Code.
      The terms of the sale, valued at $703.5 million, provide for the issuance of stock in WestPoint International, which will own all of the purchased assets through its indirect subsidiary, WestPoint Home, Inc. (“WestPoint Home”), which will be the primary operating entity of the new company. In accordance with the terms of the purchase agreement, WestPoint Home will pay current trade payables to WestPoint Stevens’ vendors in the ordinary course.
      The transaction included: (1) the payment in full, by WestPoint Home, of all outstanding indebtedness under the debtor in possession credit agreement, dated as of June 5, 2003, as amended, among WestPoint Stevens and certain of its subsidiaries, Bank of America, N.A., Wachovia Bank, National Association and certain other lenders (the “DIP Credit Facility”); (2) the payment by WestPoint Home of approximately $33.9 million in cash deposited with the administrative agent under the DIP Credit Facility; (3) the satisfaction by WestPoint Home of certain other secured claims which were senior to the first lien debt; (4) the assumption by WestPoint Home of other specified liabilities of WestPoint Stevens, as set forth in the Asset Purchase Agreement; and (5) $3 million in respect of wind-down costs.
      The holders of WestPoint Stevens’ first lien debt will receive 35% of the common stock of WestPoint International. As the holder of 40% of the WestPoint Stevens’ first lien debt, a subsidiary of ours will acquire approximately 14% of the common stock of WestPoint International. Pursuant to the Asset Purchase Agreement, the holders of WestPoint Stevens’ first and second lien debt will be given rights to subscribe for additional shares of common stock representing 47.5% of the common stock of WestPoint International. A subsidiary of ours has agreed to subscribe to its portion of the rights and will thereby acquire not less than an additional 19% of the common stock of WestPoint International at a cost of approximately $50 million. We have also agreed to subscribe for any unexercised rights and may acquire up to an additional 28.5% of the common stock of WestPoint International at a cost of approximately $75 million if other first and second lien holders exercise none of the rights. Finally, a subsidiary of ours made an investment of $187 million in exchange for 17.5% of the common stock of WestPoint International. Accordingly, we will own up to 79% of the equity of WestPoint International, an amount that may be reduced to approximately 51% in the event that the other recipients of the subscription rights exercise all of their rights.

Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(a) Financial statements of businesses acquired.
The financial statements for WestPoint Stevens Inc. will be provided by amendment to this Form 8-K within 71 calendar days.
(b) Pro forma financial information.
The pro forma financial information will be provided by amendment to this Form 8-K within 71 calendar days.
(c) Exhibits

10.1	Asset Purchase Agreement, dated June 23, 2005, by and among WS Textile Co., Inc., New Textile One, Inc., New Textile Two, Inc., Textile Co., Inc., WestPoint Stevens Inc., WestPoint Stevens Inc. I, WestPoint Stevens Stores Inc., and J.P. Stevens Enterprises, Inc. (incorporated by reference to Exhibit 10.1 To AREP’s Form 8-K (SEC File No. 1-9516), filed on July 1, 2005).

10.2	Equity Commitment Agreement, dated June 23, 2005, by and among WS Textile Co. Inc., Textile Holding LLC, American Real Estate Holdings Limited Partnership and Aretex LLC (incorporated by reference to Exhibit 10.2 to AREP’s Form 8-K (SEC File No. 1-9516), filed on July 1, 2005).

10.3	Rights Offering Sponsor Agreement, dated June 23, 2005, by and between WS Textile Co., Inc. and American Real Estate Holdings Limited Partnership (incorporated by reference to Exhibit 10.3 to AREP’s Form 8-K (SEC File No. 1-9516), filed on July 1, 2005).

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SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REAL ESTATE PARTNERS, L.P.
(Registrant)

By:	American Property Investors, Inc. General Partner

By:	/s/ John P. Saldarelli

John P. Saldarelli
Vice President, Chief Financial
Officer, Secretary and Treasurer
Date: August 12, 2005